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                                   Selective Insurance
                                   40 Wantage Avenue
                                   Branchville, New Jersey 07890
                                   www.selective.com


FOR IMMEDIATE RELEASE
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com


Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com


              Selective Insurance Group Announces Board Retirement

Branchville, NJ - Dec. 19, 2005 - Selective Insurance Group, Inc., (Nasdaq:
SIGI) today announced that C. Edward Herder, a director for 27 years, is retiring from its Board of Directors effective December 31, 2005. Mr. Herder had most recently served on the Corporate Governance and Nominating Committee and the Salary and Employee Benefits Committee.

In a letter to Gregory E. Murphy, Selective's Chairman, President and Chief Executive Officer, Mr. Herder stated, "During my twenty-seven years of service as a director, there have been many exciting challenges. The extent of the profitable growth of Selective was probably not foreseen by most of us in 1978 when I joined the Board. Nevertheless, the efforts of many fine people working together have accomplished great things. I am grateful to you and the entire Board and wish each of you good health and much success in carrying our Company forward."

In announcing Mr. Herder's retirement, Mr. Murphy said, "For almost 30 years, Ed Herder has provided an agent's perspective to the development of high-tech, high-touch strategies driving Selective's high performance. His industry knowledge and understanding of the changing marketplace have enabled him to be both a voice for independent agents and a dedicated proponent of our company's success, and his counsel and commitment will be missed. Our best wishes go with Ed and his family as he begins this new chapter."

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks, and flood insurance policy, administration and claim services. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers claim management services; human resources administration services; and risk management products and services. Selective maintains a website at www.selective.com.

Selective's SEC filings can be accessed through the Investors and Corporate Governance sections of the Company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).